Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street, NE Atlanta, Georgia 30309-3521 Tel: (404) 572-4600 Fax: (404) 572-5100 www.kslaw.com

August 7, 2015

United Parcel Service, Inc.
55 Glenlake Parkway
Atlanta, Georgia 30328

Re:  United Parcel Service, Inc. Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for United Parcel Service, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission. The Registration Statement relates to 27,000,000 shares of the Company’s Class A common stock, par value $0.01 per share, to be issued pursuant to, or upon the exercise of options or stock appreciation rights granted under, the United Parcel Service, Inc. 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”).

In connection with this opinion, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The shares to be issued under the 2015 Plan are duly authorized; and

2.
When the shares are issued pursuant to the 2015 Plan, or upon exercise of the options or stock appreciation rights granted pursuant to the 2015 Plan, such shares will be validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

We consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 to be filed by the Company and to the references to us in such registration statement.

Sincerely,
/s/ King & Spalding LLP